Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

August 25 , 2010

SinoCoking Coal and Coke Chemical Industries, Inc.
Kuanggong Road and Tiyu Road, 10th Floor
Chengshi Xin Yong She, Tiyu Road, Xinhua District
Pingdingshan, Henan Province, China 467000

Re:           Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of up to: (i) 2,343,268 shares of common stock issued to non-U.S. investors, (ii) 1,171,634 shares of common stock underlying warrants issued to non-U.S. investors, (iii) 5,001,667 shares of common stock issued to U.S. investors, and (iv) 2,867,997 shares of common stock underlying warrants issued to U.S investors and placement agents, par value $0.001 (the “Shares”).  In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the Shares that have been issued, the warrants, and the Shares that are issuable upon exercise of warrants relating thereto, the Company’s Articles of Incorporation and all amendments thereto, the bylaws of the Company and all amendments thereto, and all other documents and matters we have deemed necessary in order to render the following opinion.

Based on that review, it is our opinion that the Shares that have been issued as of the date of this opinion have been legally issued, and are fully paid and non-assessable.  Further, it is our opinion that the Shares that are issuable upon exercise of the above-mentioned warrants, upon exercise of such warrants and the payment of consideration in accordance with the terms provided therein, will be legally issued, fully paid and non-assessable when issued.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission filed in connection with the registration of the Shares, and to the reference to our firm under the heading “Legal Matters” in the registration statement.

Very truly yours,

/s/Richardson & Patel LLP
RICHARDSON & PATEL LLP